UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

CLEANTECH INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35002	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China	112616
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 28, 2011, CleanTech Innovations, Inc. (the “Company”) received notification that the NASDAQ Listing Qualifications Panel (the “Panel”) had determined to delist the Company’s securities from The NASDAQ Stock Market (“NASDAQ”), effective with the open of business on March 2, 2011, pursuant to NASDAQ’s discretionary authority under Listing Rule 5101. In response, the Company has filed an appeal of the Panel’s determination with the NASDAQ Listing and Hearing Review Council (the “Listing Council”); however, such appeal will not stay the delisting set for March 2, 2011.

As reported previously, on January 13, 2011, the NASDAQ Listing Qualifications Staff (the “Staff”) notified the Company that it had determined to delist the Company’s securities from NASDAQ, pursuant to its discretionary authority under Listing Rule 5101, based upon the Staff’s assertion that the Company intentionally failed to adhere to its obligations to timely disclose material information regarding a financing to the Staff during the listing application process. The financing at issue was consummated on December 13, 2010.

The Company believes that it provided the Staff with all relevant and necessary information during the application process and believes that it fully complied with the NASDAQ rules relating to such disclosures. The Company strongly disagrees with the determination of the Panel and accordingly intends to vigorously pursue its appeal to the Listing Council.

The Company’s common stock will be immediately eligible to trade on the OTCQB under the same stock symbol, “CTEK.” Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC-traded companies that are registered and reporting with the Securities and Exchange Commission (the “SEC”). Accordingly, the Company will continue to make complete and timely filings with the SEC during its appeal process.

The Company intends to continue to focus on building a strong business in the clean technology wind energy industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.
(Registrant)
Date:	March 1, 2011	By:	/s/ Bei Lu
		Name:	Bei Lu
		Title:	Chief Executive Officer